                         UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE


In re:                             )    Chapter 11
                                   )
THE GRAND UNION COMPANY,           )    Case No. 95-84 (PJW)
also d/b/a Big Star,               )
                                   )
                    Debtor.        )



                   -------------------------------------------

                                 CHAPTER 11 PLAN
                           OF THE GRAND UNION COMPANY

                   -------------------------------------------

                                February 6, 1995







           WILLKIE FARR & GALLAGHER      YOUNG, CONAWAY, STARGATT &
           Co-Counsel for the Debtor     TAYLOR
             and Debtor-in-Possession    Co-Counsel for the Debtor
           One Citicorp Center             and Debtor-in-Possession
           153 East 53rd Street          11th Floor
           New York, NY  10022-4677      Rodney Square North
           Attn:  Myron Trepper          P.O. Box 391
                  Barry N. Seidel        Wilmington, DE  19899-0391
                  (212) 821-8000         Attn:  James L. Patton, Jr.
                                                Laura Davis Jones
                                                (302) 571-6600

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                                TABLE OF CONTENTS
                                                                            PAGE

                                   ARTICLE ONE
                     RULES OF INTERPRETATION AND DEFINITIONS . . . . . . . .   2

     1.01.     Rules of Interpretation . . . . . . . . . . . . . . . . . . .   2
     1.02.     Definitions . . . . . . . . . . . . . . . . . . . . . . . . .   2

                                   ARTICLE TWO
               PROVISIONS FOR TREATMENT OF ADMINISTRATIVE EXPENSES . . . . .  10

     2.01.     Administrative Expenses . . . . . . . . . . . . . . . . . . .  10
     2.02.     Compensation to Legal Counsel and Financial Advisors to the
               Informal Committees.. . . . . . . . . . . . . . . . . . . . .  10

                                 ARTICLE THREE
                 PROVISIONS FOR TREATMENT OF PRIORITY TAX CLAIMS . . . . . .  11

     3.01.     Priority Tax Claims . . . . . . . . . . . . . . . . . . . . .  11

                                  ARTICLE FOUR
                     CLASSIFICATION OF CLAIMS AND INTERESTS. . . . . . . . .  11

     4.01.     Priority Claims.. . . . . . . . . . . . . . . . . . . . . . .  11
     4.02.     Secured Claims. . . . . . . . . . . . . . . . . . . . . . . .  11
     4.03.     Unsecured Claims. . . . . . . . . . . . . . . . . . . . . . .  12
     4.04.     Interests.. . . . . . . . . . . . . . . . . . . . . . . . . .  12

                                  ARTICLE FIVE
                    IDENTIFICATION OF CLASSES OF CLAIMS AND
                INTERESTS IMPAIRED AND NOT IMPAIRED BY THIS PLAN . . . . . .  12

     5.01.     Classes of Claims Impaired by this Plan and
               Entitled to Vote. . . . . . . . . . . . . . . . . . . . . . .  12
     5.02.     Impaired Classes Deemed to Reject this
               Plan. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     5.03.     Unimpaired Classes Conclusively Presumed
               to Accept this Plan.. . . . . . . . . . . . . . . . . . . . .  12

                                  ARTICLE SIX
                          PROVISIONS FOR TREATMENT OF
                              CLAIMS AND INTERESTS . . . . . . . . . . . . .  12

     6.01.     Priority Claims (Class 1).. . . . . . . . . . . . . . . . . .  12
     6.02.     Miscellaneous Secured Claims (Class 2). . . . . . . . . . . .  13
     6.03.     Senior Note Claims (Class 3). . . . . . . . . . . . . . . . .  13
     6.04.     [Intentionally left blank]. . . . . . . . . . . . . . . . . .  13
     6.05.     Credit Agreement Claims (Class 5).. . . . . . . . . . . . . .  13
     6.06.     Trade Claims (Class 6). . . . . . . . . . . . . . . . . . . .  14
     6.07.     General Unsecured Claims (Class 7). . . . . . . . . . . . . .  14
     6.08.     Senior Subordinated Claims (Class 8). . . . . . . . . . . . .  14
     6.09.     Subordinated Claims (Class 9).. . . . . . . . . . . . . . . .  14


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     6.10.     Interests (Class 10). . . . . . . . . . . . . . . . . . . . .  14

                                  ARTICLE SEVEN
                               ALLOWANCE OF CLAIMS . . . . . . . . . . . . .  15

     7.01.     Credit Agreement Claims . . . . . . . . . . . . . . . . . . .  15
     7.02.     11 1/4% Senior Note Claims. . . . . . . . . . . . . . . . . .  15
     7.03.     11 3/8% Senior Note Claims. . . . . . . . . . . . . . . . . .  15
     7.04.     13% Senior Subordinated Note Claims . . . . . . . . . . . . .  15
     7.05.     12 1/4% Senior Subordinated Note A Claims . . . . . . . . . .  15
     7.06.     12 1/4% Senior Subordinated Note Claims . . . . . . . . . . .  15
     7.07.     Unimpaired Claims . . . . . . . . . . . . . . . . . . . . . .  15

                                  ARTICLE EIGHT
                     ACCEPTANCE OR REJECTION OF THIS PLAN;
                  EFFECT OF REJECTION BY ONE OR MORE IMPAIRED
                         CLASSES OF CLAIMS OR INTERESTS. . . . . . . . . . .  15

     8.01.     Each Impaired Class of Claims Entitled
               to Vote.. . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     8.02.     Acceptance by an Impaired Class of
               Creditors.  . . . . . . . . . . . . . . . . . . . . . . . . .  16
     8.03.     Presumed Acceptance by Unimpaired Classes.. . . . . . . . . .  16
     8.04.     Deemed Rejection by Class 9 and Class 10. . . . . . . . . . .  16
     8.05.     Confirmation Pursuant to Section 1129(b)
               of the Bankruptcy Code. . . . . . . . . . . . . . . . . . . .  16

                                  ARTICLE NINE
                    UNEXPIRED LEASES AND EXECUTORY CONTRACTS . . . . . . . .  16

     9.01.     Assumption and Rejection of Unexpired
               Leases and Executory Contracts. . . . . . . . . . . . . . . .  16

                                  ARTICLE TEN
                            OPERATION AND MANAGEMENT
                           OF REORGANIZED GRAND UNION. . . . . . . . . . . .  17

     10.01.    Resignation of Board of Directors.. . . . . . . . . . . . . .  17
     10.02.    Board of Directors. . . . . . . . . . . . . . . . . . . . . .  17
     10.03.    Termination of MTH Agreement. . . . . . . . . . . . . . . . .  17

                                 ARTICLE ELEVEN
                            INTENTIONALLY LEFT BLANK . . . . . . . . . . . .  17


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                                 ARTICLE TWELVE
                           IMPLEMENTATION OF THIS PLAN . . . . . . . . . . .  17

     12.01.    Vesting of Property.. . . . . . . . . . . . . . . . . . . . .  17
     12.02.    Surrender and Cancellation of
               Securities, Notes or Other Instruments;
               Discharge of Indenture Obligations. . . . . . . . . . . . . .  18
     12.03.    The Debtor's Causes of Action.. . . . . . . . . . . . . . . .  18
     12.04.    Restated Certificate of Incorporation;
               Restated Bylaws . . . . . . . . . . . . . . . . . . . . . . .  19
     12.05.    Registered Agent. . . . . . . . . . . . . . . . . . . . . . .  19

                                ARTICLE THIRTEEN
                        PROVISIONS COVERING DISTRIBUTIONS. . . . . . . . . .  19

     13.01.    Time of Distributions Under this Plan.. . . . . . . . . . . .  19
     13.02.    Fractional Securities.. . . . . . . . . . . . . . . . . . . .  20
     13.03.    Compliance With Tax Requirements. . . . . . . . . . . . . . .  20
     13.04.    Persons Deemed Holders of Registered Securities.. . . . . . .  20
     13.05.    Allocation Between Principal and Accrued
               Interest. . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     13.06.    Distribution of Unclaimed Property. . . . . . . . . . . . . .  21

                                ARTICLE FOURTEEN
                          RESOLUTION OF DISPUTED CLAIMS. . . . . . . . . . .  21

     14.01.    Objections to Claims. . . . . . . . . . . . . . . . . . . . .  21
     14.02.    Procedure.. . . . . . . . . . . . . . . . . . . . . . . . . .  21
     14.03.    Payments and Distributions With Respect to
               Disputed Claims.. . . . . . . . . . . . . . . . . . . . . . .  21
     14.04.    Timing of Payments and Distributions With
               Respect to Disputed Claims. . . . . . . . . . . . . . . . . .  21

                                ARTICLE FIFTEEN
                  DISCHARGE, RELEASES AND SETTLEMENTS OF CLAIMS. . . . . . .  22

     15.01.    Discharge of All Claims and Interests and
               Releases. . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     15.02.    Exculpation.. . . . . . . . . . . . . . . . . . . . . . . . .  24
     15.03.    Injunction. . . . . . . . . . . . . . . . . . . . . . . . . .  24
     15.04.    Preservation of Rights. . . . . . . . . . . . . . . . . . . .  24
     15.05.    Claims of Subordination.. . . . . . . . . . . . . . . . . . .  24
     15.06.    Survival of Indemnification Obligations.. . . . . . . . . . .  25
     15.07.    Preservation of Insurance.. . . . . . . . . . . . . . . . . .  26

                                ARTICLE SIXTEEN
                         CONFIRMATION AND EFFECTIVE DATE . . . . . . . . . .  26

     16.01.    Conditions to Confirmation. . . . . . . . . . . . . . . . . .  26
     16.02.    Conditions to Consummation of the Plan. . . . . . . . . . . .  26
               (a)  Entry of Confirmation Order. . . . . . . . . . . . . . .  26
               (b)  Regulatory Approval. . . . . . . . . . . . . . . . . . .  26

                                       iii

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               (c)  New Credit Agreement Conditions. . . . . . . . . . . . .  26


                                ARTICLE SEVENTEEN
                            MISCELLANEOUS PROVISIONS . . . . . . . . . . . .  26

     17.01.    Bankruptcy Court to Retain Jurisdiction.. . . . . . . . . . .  26
     17.02.    Binding Effect of this Plan.. . . . . . . . . . . . . . . . .  27
     17.03.    Nonvoting Stock.. . . . . . . . . . . . . . . . . . . . . . .  27
     17.04.    Authorization of Corporate Action.. . . . . . . . . . . . . .  28
     17.05.    Retiree Benefits. . . . . . . . . . . . . . . . . . . . . . .  28
     17.06.    Withdrawal of this Plan.. . . . . . . . . . . . . . . . . . .  28
     17.07.    Final Order.. . . . . . . . . . . . . . . . . . . . . . . . .  28
     17.08.    Method of Notice. . . . . . . . . . . . . . . . . . . . . . .  28
     17.09.    Dissolution of any Committee. . . . . . . . . . . . . . . . .  29
     17.10.    Continued Confidentiality Obligations.. . . . . . . . . . . .  29
     17.11.    Amendments and Modifications to Plan. . . . . . . . . . . . .  30
     17.12.    Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     17.13.    Section 1146 Exemption. . . . . . . . . . . . . . . . . . . .  30
     17.14.    Severability. . . . . . . . . . . . . . . . . . . . . . . . .  30


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                            DEBTOR'S CHAPTER 11 PLAN

          THE GRAND UNION COMPANY, the above-captioned Debtor and
Debtor-In-Possession, proposes the following chapter 11 plan pursuant to section 1121(a) of the Bankruptcy Code:

                                   ARTICLE ONE
                     RULES OF INTERPRETATION AND DEFINITIONS

          1.01. RULES OF INTERPRETATION. Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. The words "herein," "hereof," "hereto," "hereunder" and others of similar import, refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. Captions and headings to articles, sections and exhibits are inserted for convenience of reference only and are not intended to be part of or to affect the interpretation of the Plan. The rules of construction set forth in section 102 of the Bankruptcy Code shall apply. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) and section 17.12 hereof shall apply.

          1.02. DEFINITIONS. Unless the context requires otherwise, the following words and phrases shall have the meanings set forth below when used in initially-capitalized form in this Plan:

          ADDITIONAL FACILITY: The amounts by which the Revolving Credit Facility and the Term Facility shall increase as set forth in Section 6.05 of this Plan.

          ADDITIONAL FACILITY LENDERS: Bankers Trust or Bankers Trust and the syndicate of commercial banks and other financial lenders arranged by Bankers Trust to provide the Additional Facility.

          ADMINISTRATIVE EXPENSE: Collectively, (a) any cost or expense of administration of the Chapter 11 Case allowed under section 503(b) of the Bankruptcy Code, and (b) any fees or charges assessed against the Debtor's estate under title 28, United States Code, section 1930.

          AFFILIATE:  As defined in section 101 of the Bankruptcy Code.

          ALLOWED: Subject to Section 7.07 hereof, with respect to Administrative Expenses, Claims and Interests, (a) any Administrative Expense or Claim against or Interest


                                        2
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in the Debtor, proof of which is timely filed or by order of the Bankruptcy
Court is not or will not be required to be filed, (b) any Claim or Interest that has been or is hereafter listed in the schedules of liabilities filed by the Debtor as liquidated in amount and not disputed or contingent, or (c) any Administrative Expense or Claim allowed pursuant to this Plan and, in each such case in (a) and (b) above, as to which either (i) no objection to the allowance thereof has been interposed within the applicable period of time fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or (ii) such an objection is so interposed and the Administrative Expense, Claim or Interest shall have been allowed by a Final Order (but only to the extent so allowed).

          BALLOT: The form ballot distributed, together with the Disclosure Statement, to holders of Claims entitled to vote for the purpose of acceptance or rejection of this Plan.

          BANKERS TRUST:  Bankers Trust Company.

          BANKRUPTCY CODE: Title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Case.

          BANKRUPTCY COURT: The United States Bankruptcy Court for the District of Delaware.

          BANKRUPTCY RULES: The Federal Rules of Bankruptcy Procedure, as amended, promulgated under section 2075 of title 28 of the United States Code and the Local Rules of the Bankruptcy Court, as applicable from time to time during the Chapter 11 Case.

          BOARD OF DIRECTORS: The board of directors of the Debtor as it exists immediately prior to the Effective Date.

          BUSINESS DAY: Any day other than a Saturday, Sunday or "legal holiday" as defined in Bankruptcy Rule 9006(a).

          CANCELLED SECURITY: A security, note or other instrument evidencing an Impaired Claim or Impaired Interest outstanding immediately prior to the Effective Date.

          CAPITAL:  Grand Union Capital Corporation.

          CAUSES OF ACTION: Any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured,


                                        3
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unmatured, disputed, undisputed, secured, unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise.

          CHAPTER 11 CASE: The case under chapter 11 of the Bankruptcy Code concerning the Debtor which was commenced on the Filing Date.

          CLAIM: Any right to (a) payment from the Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (b) an equitable remedy for breach of performance if such breach gives rise to a right to payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

          COMMISSION:  The Securities and Exchange Commission.

          COMMITTEE(S):  The committee or committees appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Case.

          COMMITMENT LETTER: The agreement with Bankers Trust, dated January 24, 1995, as amended on February 2, 1995, pursuant to which Bankers Trust agreed to provide Reorganized Grand Union with no less than an additional $65 million of secured loan facilities (in addition to the facilities currently outstanding under the Old Credit Agreement).

          CONFIRMATION DATE: The date and time on which the Confirmation Order is entered on the docket maintained by the Clerk of the Bankruptcy Court.

          CONFIRMATION ORDER: The order of the Bankruptcy Court confirming this Plan.

          CREDIT AGREEMENT CLAIM: Any Claim against the Debtor by the Old Banks pursuant to the Old Credit Agreement.

          CREDIT FACILITY TERM SHEET: The term sheet, dated February 2, 1995, by and between the Debtor and Bankers Trust, as contemplated in the Commitment Letter.

          CREDITOR: Any Entity that is the holder of a Claim against the Debtor that arose on or before the Filing Date or a Claim against the Debtor's estate of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code.


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          DEBTOR:  The Grand Union Company.

          DEBTOR-IN-POSSESSION: The Debtor as debtor-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

          DISCLOSURE STATEMENT: The disclosure statement distributed to holders of Claims entitled to vote for the purpose of acceptance or rejection of this Plan in accordance with section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018.

          DISPUTED: With respect to Administrative Expenses or Impaired Claims, any Administrative Expense or Impaired Claim that is not Allowed.

          EFFECTIVE DATE: That day designated as such by the Debtor provided the conditions to consummation of the Plan set forth in Section 16.02 have been satisfied or waived by the Debtor, and provided, further, that such date shall be no later than September 1, 1995.

          11 1/4% SENIOR NOTE CLAIM: Any Claim against the Debtor by a holder of an 11 1/4% Senior Note for principal and interest due and owing on such note.

          11 1/4% SENIOR NOTES: Collectively, the 11 1/4% Senior Notes due 2000, as amended, modified, restated or supplemented from time to time, issued by the Debtor.

          11 3/8% SENIOR NOTE CLAIM: Any Claim against the Debtor by a holder of an 11 3/8% Senior Note for principal and interest due and owing on such note.

          11 3/8% SENIOR NOTES: Collectively, the 11 3/8% Senior Notes due 1999, as amended, modified, restated or supplemented from time to time, issued by the Debtor.

          ENTITY: Includes, without limitation, any individual, corporation, limited or general partnership, joint venture, association, joint stock company, estate, entity, trust, trustee, United States trustee, unincorporated organization, government, governmental unit (as defined in the Bankruptcy Code), agency or political subdivision thereof.

          EXCHANGE ACT:  The Securities Exchange Act of 1934, as amended.

          FILING DATE:  January 25, 1995.

          FINAL ORDER: An order or judgment entered on the docket by the Clerk of the Bankruptcy Court or any other court exercising jurisdiction over the subject matter and


                                        5
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the parties (a) that has not been reversed, stayed, modified or amended, (b) as to which no appeal, certiorari proceeding, reargument or other review or rehearing has been requested or is still pending, and (c) as to which the time for filing a notice of appeal or petition for certiorari or request for reargument or further review or rehearing has expired.

          GENERAL UNSECURED CLAIM: Any Unsecured Claim against the Debtor other than a Senior Subordinated Claim, a Subordinated Claim, or a Trade Claim. General Unsecured Claims shall include, without limitation, Intercompany Claims and any Unsecured Claims arising from or with respect to the leasing of real estate and equipment, utility service, employee benefits, fees and expenses of Indenture Trustees or the provision of financial, legal or other professional services to the Debtor or for which the Debtor has agreed to pay.

          IMPAIRED: Any Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

          INDENTURE TRUSTEES: Collectively, First Trust National Association; First Trust of California, National Association; United States Trust Company of New York; and Chemical Bank; and any of their successors and assigns, in their capacity as indenture trustees under the Indentures.

          INDENTURES: The indentures governing the Senior Notes and Senior Subordinated Notes.

          INFORMAL COMMITTEE(S): The informal committees established prior to the Filing Date consisting of certain holders of: (a) Senior Notes (represented by Stroock Stroock & Lavan), (b) Senior Subordinated Notes (represented by Ropes & Gray) and (c) Trade Claims (represented by Pepper Hamilton & Scheetz).

          INTERCOMPANY CLAIM: Any Claim arising prior to the Filing Date against the Debtor originally held by Capital or Grand Union Holdings Corporation or any wholly owned subsidiary of the Debtor.

          INTERCREDITOR AGREEMENT: The agreement between the Additional Facility Lenders and the Old Banks who do not become Additional Facility Lenders to be executed on and become effective as of the Effective Date. If the Intercreditor Agreement is included in an amendment and restatement of the Old Credit Agreement (I.E., the Post-Confirmation Credit Agreement), reference herein to the Intercreditor Agreement shall be to the Post-Confirmation Credit Agreement.


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

          INTEREST RATE PROTECTION AGREEMENT: The Interest Rate and Currency Exchange Agreement, dated as of July 19, 1992, by and between the Debtor and Bankers Trust.

          INTERESTS: The equity interests in the Debtor including, but not limited to, those represented by shares of capital stock of the Debtor and any options, warrants, calls, subscriptions or other similar rights or other agreements, commitments or outstanding securities obligating the Debtor to issue, transfer or sell any shares of capital stock of the Debtor.

          MISCELLANEOUS SECURED CLAIM:  Any Claim that is a secured claim under section 506(a) of the Bankruptcy Code, including Claims under the Interest Rate Protection Agreement, but not including Credit Agreement Claims and Senior Note Claims.

          MTH:  Miller Tabak Hirsch & Co. and its Affiliates.

          MTH MANAGEMENT AGREEMENT: The management agreement, dated July 22, 1992, by and between MTH and the Debtor.

          MTH SETTLEMENT AGREEMENT: An agreement substantially in the form annexed hereto as Exhibit A, pursuant to which, among other things: (a) MTH shall be paid all amounts due and owing under the MTH Management Agreement for services provided through the Effective Date in exchange for MTH waiving any rights to compensation for the period from and after the Effective Date through July 22, 1997 (the date the MTH Management Agreement otherwise would have expired on its own terms); and (b) Reorganized Grand Union shall indemnify MTH to the full extent required under the MTH Management Agreement.

          NEW COMMON STOCK: The shares of Common Stock to be issued by Reorganized Grand Union pursuant to the terms of the Plan (or issuable after the Effective Date) and having the relative rights as set forth in the Restated Certificate of Incorporation.

          NEW SENIOR NOTES: Collectively, the notes to be issued by Reorganized Grand Union in the aggregate principal amount of $590,332,000 on and after the Effective Date to the holders of Allowed Senior Note Claims.

          NEW SENIOR NOTE INDENTURE: The indenture, dated as of the Effective Date, to be entered into by Reorganized Grand Union with respect to the New Senior Notes, embodying the terms set forth on Exhibit B.

          OLD BANKS: Collectively, the banks and other financial institutions party to the Old Credit Agreement, or their successors and assigns, as the case may be, immediately prior to the Effective Date.

          OLD CREDIT AGREEMENT: The Credit Agreement, dated as of July 14, 1992, among the Company, the Old Banks, Bankers Trust, as administrative agent, and Midlantic National Bank, as co-agent, and various other lending institutions, as amended.

          OLD CREDIT DOCUMENTS: The Credit Documents as defined in the Old Credit Agreement.

          PLAN:  This Chapter 11 Plan, as amended or modified from time to time.

          POST-CONFIRMATION CREDIT AGREEMENT: Either a new credit agreement or the amendment and restatement of the Old Credit Agreement (whichever Bankers Trust, in its sole discretion, may select) which is to be executed as of the Effective Date by Reorganized Grand Union and which will contain those terms set forth in the Commitment Letter and the Credit Facility Term Sheet and which will evidence the Revolving Credit Facility and the Term Facility on and after the Effective Date.

          POST-CONFIRMATION CREDIT DOCUMENTS: Either new documents of the type included in the definition of Credit Documents in the Old Credit Agreement replacing such Credit Documents or amendments and restatements of such documents (whichever Bankers Trust, in its sole discretion, may select).

          POST-CONFIRMATION FACILITY: The loans and other financial accommodations provided pursuant to the Post-Confirmation Credit Documents including the Revolving Credit Facility and the Term Facility.

          POST REORGANIZATION BOARD: The board of directors of Reorganized Grand Union as determined by the members of the Informal Committee of certain holders of Senior Subordinated Notes and identified prior to the Confirmation Date.

          PRIORITY CLAIM: Any Claim, other than a Priority Tax Claim or an Administrative Expense, which is entitled to priority in payment under section 507(a) of the Bankruptcy Code.

          PRIORITY TAX CLAIM: Any Claim which is entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

          REORGANIZED GRAND UNION:  The Debtor from and after the Effective
Date.

          RESTATED BYLAWS: The bylaws of Reorganized Grand Union, as amended and restated pursuant to this Plan, substantially in the form of Exhibit C, hereto.

          RESTATED CERTIFICATE OF INCORPORATION: The certificate of incorporation of Reorganized Grand Union, as amended and restated pursuant to this Plan, substantially in the form of Exhibit D to this Plan.

          REVOLVING CREDIT FACILITY: As the text requires, either the revolving credit facility in the Old Credit Agreement or in the Post-Confirmation Credit Agreement.

          SENIOR BANK AGENT: Bankers Trust as agent pursuant to the Old Credit Agreement.

          SENIOR NOTE CLAIM: Any Claim against the Debtor by a holder of a Senior Note for any principal and interest due and owing on such Senior Note.

          SENIOR NOTES:  The 11 1/4% Senior Notes and the 11 3/8% Senior Notes.

          SENIOR SUBORDINATED CLAIM: Any Claim against the Debtor by the holder of a Senior Subordinated Note for principal and interest due and owing on such Senior Subordinated Note.

          SENIOR SUBORDINATED NOTES: Collectively, the 12 1/4% Senior Subordinated Notes due 2002; the 12 1/4% Senior Subordinated Notes due 2002, Series A; and the 13% Senior Subordinated Notes due 1998, each issued by the Debtor.

          SUBORDINATED CLAIM: Any Claim against the Debtor subject to subordination pursuant to sections 510(b) or (c) of the Bankruptcy Code.

          TERM FACILITY: As the text requires, either the term loan facility in the Old Credit Agreement or in the Post-Confirmation Credit Agreement.

          13% SENIOR SUBORDINATED NOTE CLAIM: Any Claim against the Debtor by a holder of a 13% Senior Subordinated Note for principal and interest due and owing on such notes.

          13% SENIOR SUBORDINATED NOTES: Collectively, the 13% Senior Subordinated Notes due 1998, as amended, restated or supplemented from time to time, issued by the Debtor.

          TRADE CLAIM: Any Claim against the Debtor for goods provided in the ordinary course by such Entity to the

Debtor prior to the Filing Date for resale to the general public.

          12 1/4% SENIOR SUBORDINATED NOTE A CLAIM: Any Claim against the Debtor by a holder of a 12 1/4% Senior Subordinated Note, Series A for principal and interest due and owing on such notes.

          12 1/4% SENIOR SUBORDINATED NOTE CLAIM: Any Claim against the Debtor by a holder of a 12 1/4% Senior Subordinated Note for principal and interest due and owing on such notes.

          12 1/4% SENIOR SUBORDINATED NOTES: Collectively, the 12 1/4% Senior Subordinated Notes due 1998, as amended, restated or supplemented from time to time, issued by the Debtor.

          12 1/4% SENIOR SUBORDINATED NOTES, SERIES A:  Collectively, the
12 1/4% Senior Subordinated Notes due 2002, Series A, as amended, restated or supplemented from time to time, issued by the Debtor.

          ULTIMATELY ALLOWED CLAIM: Any Disputed Claim that becomes an Allowed Claim in accordance with Section 14.02 of this Plan.

          UNIMPAIRED CLAIM:  A Claim which is not Impaired.

          UNSECURED CLAIM: Any Claim other than a Credit Agreement Claim, a Senior Note Claim, a Miscellaneous Secured Claim, an Administrative Expense, a Priority Claim or a Priority Tax Claim.

                                   ARTICLE TWO
               PROVISIONS FOR TREATMENT OF ADMINISTRATIVE EXPENSES

     2.01. ADMINISTRATIVE EXPENSES. Each Allowed Administrative Expense shall be entitled to payment in full in cash by Reorganized Grand Union, at its option, on (a) the later of (i) the Effective Date and (ii) the date on which the Bankruptcy Court enters an order allowing such Administrative Expense, and
(b) the date, or dates, on which Reorganized Grand Union or the Debtor, as the case may be, and the Entity claiming such Allowed Administrative Expense otherwise agree or have agreed; PROVIDED, HOWEVER, that Allowed Administrative Expenses representing obligations incurred in the ordinary course of business by the Debtor during the Chapter 11 Case shall be paid by Reorganized Grand Union in the ordinary course of business and in accordance with any terms and conditions of the particular transaction, and any agreements relating thereto.

     2.02. COMPENSATION TO LEGAL COUNSEL AND FINANCIAL ADVISORS TO THE INFORMAL COMMITTEES. The reasonable fees and expenses incurred on or after the Filing Date by the counsel and financial advisors retained by agreement with the Debtor prior to the Filing Date by the Informal Committees shall be paid (without application by or on behalf of any such professionals to the Bankruptcy Court, and without notice and a hearing, unless specifically required by the Bankruptcy Court) by Reorganized Grand Union as an Administrative Expense under the Plan. If Reorganized Grand Union and such professionals cannot agree on the amount of fees and expenses to be paid to such professionals, the allowance of such fees and expenses shall be determined by the Bankruptcy Court.


                                 ARTICLE THREE
                 PROVISIONS FOR TREATMENT OF PRIORITY TAX CLAIMS

     3.01.     PRIORITY TAX CLAIMS.  On the latest of (a) the Effective Date,
(b) the date on which such Priority Tax Claim becomes an Allowed Claim, and
(c) the date, or dates, on which Reorganized Grand Union or the Debtor, as the case may be, and the holder of such Allowed Priority Tax Claim otherwise agree or have agreed, each holder of an Allowed Priority Tax Claim shall be entitled to receive from Reorganized Grand Union the full amount of its Allowed Priority Tax Claim in cash, in full settlement, release and discharge of such Allowed Priority Tax Claim.

                                  ARTICLE FOUR
                     CLASSIFICATION OF CLAIMS AND INTERESTS

     Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims and Interests. Administrative Expenses and Priority Tax Claims of the kinds specified in sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code (set forth in Articles Two and Three, above) have not been classified and are excluded from the following classes in accordance with section 1123(a)(l) of the Bankruptcy Code.

     4.01.     PRIORITY CLAIMS.

            CLASS 1.  Class 1 consists of all Priority Claims.

     4.02.     SECURED CLAIMS.

            CLASS 2.  Class 2 consists of all Miscellaneous Secured Claims.

            CLASS 3. Class 3 consists of all 11 1/4% Senior Note Claims and 11 3/8% Senior Note Claims.

            CLASS 4.  [Intentionally left blank].

            CLASS 5.  Class 5 consists of all Credit Agreement Claims.

     4.03.     UNSECURED CLAIMS.

            CLASS 6.  Class 6 consists of all Trade Claims.

            CLASS 7.  Class 7 consists of all General Unsecured Claims.

            CLASS 8.  Class 8 consists of all Senior Subordinated Claims.

            CLASS 9.  Class 9 consists of all Subordinated Claims.

     4.04.     INTERESTS.

            CLASS 10.  Class 10 consists of all Interests.

                                  ARTICLE FIVE
                    IDENTIFICATION OF CLASSES OF CLAIMS AND
                INTERESTS IMPAIRED AND NOT IMPAIRED BY THIS PLAN

     5.01. CLASSES OF CLAIMS IMPAIRED BY THIS PLAN AND ENTITLED TO VOTE. Priority Claims (Class 1), Senior Note Claims (Class 3), Credit Agreement Claims (Class 5), General Unsecured Claims (Class 7) and Senior Subordinated Claims (Class 8), are Impaired by this Plan and the holders of Allowed Claims in such Classes are entitled to vote to accept or reject this Plan.

     5.02. IMPAIRED CLASSES DEEMED TO REJECT THIS PLAN. Claims in Class 9 and Interests in Class 10 are Impaired and do not receive or retain any property under this Plan. Under section 1126(g) of the Bankruptcy Code, the holders of such Interests and Claims are deemed to reject this Plan and the votes of such holders will not be solicited.

     5.03. UNIMPAIRED CLASSES CONCLUSIVELY PRESUMED TO ACCEPT THIS PLAN. Miscellaneous Secured Claims (Class 2) and Trade Claims (Class 6), are not Impaired by this Plan. Under section 1126(f) of the Bankruptcy Code, the holders of such Claims are conclusively presumed to accept this Plan, and the votes of such holders will not be solicited.

                                  ARTICLE SIX
                          PROVISIONS FOR TREATMENT OF
                              CLAIMS AND INTERESTS

     6.01. PRIORITY CLAIMS (CLASS 1). On the latest of (a) the Effective Date, (b) the date such Priority Claim becomes an Allowed Claim, and (c) the date, or dates, on which Reorganized Grand Union or the Debtor, as the case may be, and the holder of such Priority Claim otherwise agree or have agreed, each holder of an Allowed Priority Claim shall be entitled to receive payment in full of 100% of such Allowed Priority Claim. Class 1 is Impaired.

     6.02. MISCELLANEOUS SECURED CLAIMS (CLASS 2). With respect to each Miscellaneous Secured Claim, at the sole option of Reorganized Grand Union: (a) the legal, equitable and contractual rights to which the Miscellaneous Secured Claim entitles the holder of such Claim shall be unaltered by the Plan, or
(b) Reorganized Grand Union shall provide such other treatment that will render such Miscellaneous Secured Claim an Unimpaired Claim under section 1124 of the Bankruptcy Code. The Debtor's failure to object to such Claim in the Chapter 11 Case shall be without prejudice to Reorganized Grand Union's right to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced by the holder thereof. Class 2 is not Impaired.

     6.03.     SENIOR NOTE CLAIMS (CLASS 3).

          On the Effective Date, the 11 1/4% Senior Notes and 11 3/8% Senior Notes shall be cancelled, Reorganized Grand Union shall execute the New Senior
Note Indenture, and each holder of an Allowed Senior Note Claim shall be entitled to receive, in exchange for such Claim, its pro rata share of New Senior Notes. Such pro rata share shall be determined by the ratio between the amount of such holder's Allowed Senior Note Claims and the aggregate amount of Allowed Senior Note Claims. Class 3 is Impaired.

     6.04.     [Intentionally left blank].

     6.05.     CREDIT AGREEMENT CLAIMS (CLASS 5).

          (a) On the Effective Date, the Post-Confirmation Credit Documents shall be executed. Pursuant to the Post-Confirmation Credit Agreement, the commitment with respect to the amount of the Revolving Credit Facility and the Term Facility shall be increased by not less than $65 million.

          (b) The Post-Confirmation Facility shall be secured by a perfected, first priority security interest in all of the tangible and intangible assets of the Debtor and its subsidiaries, whether in existence at the Effective Date or acquired thereafter; PROVIDED, HOWEVER, that, pursuant to the Intercreditor Agreement, the Additional Facility Lenders shall have priority (with respect to the Additional Facility and with respect to those loans owed to, and letter of credit exposure of, such Additional Facility Lenders under the Old Credit Agreement as set forth in the Intercreditor Agreement) over Old Banks who do not contribute to the Additional Facility.

          (c) All interest, fees, expenses and other charges that have accrued pursuant to the terms of the Old Credit Documents but have not been paid as of the Effective Date shall be due and payable to the Senior Bank Agent for distribution to those parties entitled to receive such interest, fees, expenses and other charges pursuant to the Old Credit Documents.

     6.06. TRADE CLAIMS (CLASS 6). With respect to each Trade Claim, at the sole option of the Debtor, (a) the legal, equitable and contractual rights to which the Trade Claim entitles the holder of such Claim shall remain unaltered, or (b) the Debtor shall provide such other treatment that will render such Trade Claim an Unimpaired Claim under section 1124 of the Bankruptcy Code. The Debtor's failure to object to such Claim in the Chapter 11 Case shall be without prejudice to Reorganized Grand Union's right to contest or otherwise defend against such Trade Claim in the appropriate forum when and if such Claim is sought to be enforced by the holder thereof. Class 6 is not Impaired.

     6.07.     GENERAL UNSECURED CLAIMS (CLASS 7).

          On the latest of (a) the Effective Date, (b) the date such General Unsecured Claim becomes an Allowed Claim, and (c) the date on which Reorganized Grand Union or the Debtor, as the case may be, and the holder of such General Unsecured Claim otherwise agree or have agreed, each holder of an Allowed General Unsecured Claim shall be entitled to receive payment in full of 100% of such Allowed General Unsecured Claim. Class 7 is Impaired.

     6.08.     SENIOR SUBORDINATED CLAIMS (CLASS 8).

          On the Effective Date, each holder of an Allowed Senior Subordinated Claim shall be entitled to receive its pro rata share of the New Common Stock to be issued under the Plan. Such pro rata share shall be determined by the ratio between the amount of such holder's Allowed Senior Subordinated Claim and the aggregate amount of all Allowed Senior Subordinated Claims. The holders of Allowed Class 8 Claims shall receive in the aggregate, on a pro rata basis, 100% of the New Common Stock to be issued under the Plan. Class 8 is Impaired.

     6.09. SUBORDINATED CLAIMS (CLASS 9). No distributions shall be made in respect of Class 9. On the Effective Date, any Claims in Class 9 shall be discharged. Class 9 is Impaired.

     6.10. INTERESTS (CLASS 10). No distributions shall be made in respect of Class 10. On the Effective Date, all Interests shall be cancelled. Class 10 is Impaired.

                                  ARTICLE SEVEN
                               ALLOWANCE OF CLAIMS

     7.01. CREDIT AGREEMENT CLAIMS. Credit Agreement Claims shall be allowed in full as set forth in the Post-Confirmation Credit Agreement.

     7.02. 11 1/4% SENIOR NOTE CLAIMS. 11 1/4% Senior Note Claims shall be allowed in the aggregate amount equal to $350 million in principal plus accrued but unpaid interest on the 11 1/4% Senior Notes to the Effective Date.

     7.03. 11 3/8% SENIOR NOTE CLAIMS. 11 3/8% Senior Note Claims shall be allowed in the aggregate amount equal to $175 million in principal plus accrued but unpaid interest on the 11 3/8% Senior Notes to the Effective Date.

     7.04. 13% SENIOR SUBORDINATED NOTE CLAIMS. 13% Senior Subordinated Note Claims shall be allowed in the aggregate amount of $17,623,000, representing principal plus accrued but unpaid interest on the 13% Senior Subordinated Notes to the Filing Date.

     7.05. 12 1/4% SENIOR SUBORDINATED NOTE A CLAIMS. 12 1/4% Senior Subordinated Note A Claims shall be allowed in the aggregate amount of $53,263,000, representing principal plus accrued but unpaid interest on the 12 1/4% Senior Subordinated Notes, Series A to the Filing Date.

     7.06. 12 1/4% SENIOR SUBORDINATED NOTE CLAIMS. 12 1/4% Senior Subordinated Note Claims shall be allowed in the aggregate amount of $532,813,000, representing principal plus accrued but unpaid interest on the 12 1/4% Senior Subordinated Notes through the Filing Date.

     7.07. UNIMPAIRED CLAIMS: Unimpaired Claims shall neither be deemed Allowed nor Disputed for purposes of this Plan. The right to payment on an Unimpaired Claim shall be determined, resolved or adjudicated, as the case may be, as if the Chapter 11 Case had not been commenced. The Plan shall be without prejudice to the Debtor's or Reorganized Grand Union's rights to contest or otherwise defend against such Claims in the appropriate forum, including the Bankruptcy Court, when and if such Claim is sought to be enforced by the holder thereof.

                                  ARTICLE EIGHT
                     ACCEPTANCE OR REJECTION OF THIS PLAN;
                  EFFECT OF REJECTION BY ONE OR MORE IMPAIRED
                         CLASSES OF CLAIMS OR INTERESTS

     8.01.     EACH IMPAIRED CLASS OF CLAIMS ENTITLED TO VOTE.  Subject to
Section 8.04 hereof, the holders of Claims and Interests in each Impaired Class of Claims are entitled to vote as a class to accept or reject this Plan.

     8.02.     ACCEPTANCE BY AN IMPAIRED CLASS OF CREDITORS.  Consistent with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted this Plan if this Plan is accepted by the holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject this Plan.

     8.03. PRESUMED ACCEPTANCE BY UNIMPAIRED CLASSES. Miscellaneous Secured Claims (Class 2) and Trade Claims (Class 6), which are not Impaired under this Plan, are conclusively presumed to have accepted this Plan, and the Debtor will not solicit acceptances from such Classes.

     8.04. DEEMED REJECTION BY CLASS 9 AND CLASS 10. Class 9 and Class 10, which are Impaired under this Plan, are deemed to have rejected this Plan, and the Debtor will not solicit votes from holders of Claims and Interests in such Classes.

     8.05. CONFIRMATION PURSUANT TO SECTION 1129(B) OF THE BANKRUPTCY CODE. The Debtor intends to request that the Bankruptcy Court confirm this Plan in accordance with section 1129(b) of the Bankruptcy Code because Class 9 and Class 10 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. The Debtor also will seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to Class 1 and/or Class 7, as the case may be, to the extent such Classes reject the Plan.

                                  ARTICLE NINE
                    UNEXPIRED LEASES AND EXECUTORY CONTRACTS

     9.01. ASSUMPTION AND REJECTION OF UNEXPIRED LEASES AND EXECUTORY CONTRACTS. Any unexpired lease or executory contract that has not been expressly rejected by the Debtor with the Bankruptcy Court's approval on or prior to the Confirmation Date shall, as of the Confirmation Date (subject to the occurrence of the Effective Date), be deemed to have been assumed by the Debtor unless there is pending before the Bankruptcy Court on the Confirmation Date a motion to reject such unexpired lease or executory contract or such executory contract or unexpired lease is otherwise designated for rejection.

                                  ARTICLE TEN
                            OPERATION AND MANAGEMENT
                           OF REORGANIZED GRAND UNION

     10.01. RESIGNATION OF BOARD OF DIRECTORS. Upon the inauguration of the Post Reorganization Board on the Effective Date, each of the members of the Debtor's Board of Directors shall be deemed to have resigned.

     10.02.    BOARD OF DIRECTORS.

               (a) On the Effective Date, the operation of Reorganized Grand Union shall become the general responsibility of the Post Reorganization Board, in accordance with applicable law.

               (b) The initial members of the seven (7) member Post Reorganization Board may be selected by the Informal Committee of certain holders of Senior Subordinated Notes, if such committee identifies such members on or prior to the Confirmation Date. If such committee fails to identify one or more of such members by the Confirmation Date, the Debtor shall select such persons to fill any such vacancies on the Post Reorganization Board.

               (c) From and after the Effective Date, selection of members of the Post Reorganization Board shall be governed by the Restated Bylaws and/or the Restated Certificate of Incorporation, as the case may be.

     10.03. TERMINATION OF MTH AGREEMENT. On the Effective Date, the MTH Management Agreement shall be terminated and Reorganized Grand Union shall execute the MTH Settlement Agreement.

                                 ARTICLE ELEVEN

                            INTENTIONALLY LEFT BLANK

                                 ARTICLE TWELVE
                           IMPLEMENTATION OF THIS PLAN

     12.01. VESTING OF PROPERTY. On the Effective Date, title to all property of the Debtor's estate shall pass to Reorganized Grand Union free and clear of all Claims and Interests (except as otherwise provided in this Plan). Confirmation of this Plan (subject to the occurrence of the Effective Date) shall be binding and the Debtor's debts shall, without in any way limiting
Section 15.01 of this Plan, be discharged as provided in section 1141 of the Bankruptcy Code.

     12.02. SURRENDER AND CANCELLATION OF SECURITIES, NOTES OR OTHER INSTRUMENTS; DISCHARGE OF INDENTURE OBLIGATIONS.

          (a) On the Effective Date, each of the respective transfer books maintained for the Cancelled Securities will be closed. Except for the right to receive the distributions, if any, called for by this Plan, the holder of a Cancelled Security shall have no rights arising from or relating to such Cancelled Security after the Effective Date, including, without limitation, any rights of subordination or subrogation that may be construed to be contained in such Cancelled Security. Each holder of a Cancelled Security evidencing an Allowed Claim shall surrender such Cancelled Security to Reorganized Grand Union (or its designee), and Reorganized Grand Union (or its designee) shall distribute to the holder thereof the appropriate consideration therefor in accordance with this Plan. No distribution under this Plan shall be made to or on behalf of any holder of an Allowed Claim evidenced by a Cancelled Security unless and until such Cancelled Security is received by Reorganized Grand Union (or its designee). If a Cancelled Security is lost or destroyed, the holder of such Cancelled Security must deliver an affidavit of loss or destruction to Reorganized Grand Union (or its designee), as well as an agreement to indemnify Reorganized Grand Union (and post a bond if so requested by Reorganized Grand Union or the Debtor), in form and substance reasonably acceptable to Reorganized Grand Union, before such holder may receive any distribution under this Plan in respect of such lost or destroyed Cancelled Security. Any holder of an Allowed Claim that fails to surrender a Cancelled Security related thereto or deliver an affidavit and an indemnity agreement before the later to occur of (i) two years from the Effective Date, and (ii) six months following the date such holder's Claim becomes an Ultimately Allowed Claim shall be deemed to have no further Claim and no distributions shall be made under this Plan in respect of such Claim. The Debtor or Reorganized Grand Union may waive the requirements of this Section.

          (b) Each Indenture, and the obligations of the Indenture Trustee thereunder, shall be Cancelled and discharged on the Effective Date.

          (c) Notwithstanding anything contained herein to the contrary, if Bankers Trust effects the Post-Confirmation Facility by way of an amendment and restatement of existing documents, the Old Credit Documents shall not be cancelled, discharged, satisfied and/or otherwise expunged except to the extent provided in such amendments and restatements.

     12.03. THE DEBTOR'S CAUSES OF ACTION. Pursuant to section 1123(b)(3) of the Bankruptcy Code, Reorganized Grand

Union shall retain, with the exclusive right to enforce in its sole discretion, any and all Causes of Action of the Debtor or Debtor-In-Possession, including all Causes of Action which may exist under sections 510, 544 through 550 and 553 of the Bankruptcy Code or under similar state laws, including, without limitation, fraudulent conveyance claims, if any, and all other Causes of Action of a trustee and debtor-in-possession under the Bankruptcy Code. The Debtor or Reorganized Grand Union, as the case may be, may, but shall not be required to, set off against any Claim and the distributions to be made pursuant to the Plan in respect of such Claim, any claims of any nature whatsoever which the Debtor may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release of any such claim the Debtor may have against such holder.

     12.04. RESTATED CERTIFICATE OF INCORPORATION; RESTATED BYLAWS. On or prior to the Effective Date, the Debtor shall amend its certificate of incorporation and bylaws by filing the Restated Certificate of Incorporation and Restated Bylaws.

     12.05. REGISTRATION RIGHTS. On or before the date which is five (5) days before the deadline for voting on the Plan, or such other date set by the Bankruptcy Court, the Debtor shall enter into a registration rights agreement, substantially in the form of Exhibit E hereto, with each Entity which, as of such date (a) holds Senior Subordinated Notes entitling such holder to received ten (10%) percent or more of the shares of New Common Stock to be issued under the Plan and (b) requests in writing at least seven (7) days prior to such date that the Debtor execute such registration rights agreement.


                                ARTICLE THIRTEEN
                        PROVISIONS COVERING DISTRIBUTIONS

     13.01. TIME OF DISTRIBUTIONS UNDER THIS PLAN. Except as otherwise provided in this Plan and without in any way limiting Section 12.02 and Article Fourteen of this Plan, payments and distributions in respect of Allowed Claims shall be made by Reorganized Grand Union (or its designee) on or as promptly as practicable after the Effective Date.

     13.02. FRACTIONAL SECURITIES. Reorganized Grand Union shall not distribute any fractional shares of New Common Stock. Whenever any distribution of a fractional share of New Common Stock would otherwise be called for, the actual distribution of New Common Stock shall reflect a rounding (up or down) to the nearest share of New Common Stock, provided, that whenever any distribution of exactly one-half of one share of New Common Stock would otherwise be called for, the actual distribution of New Common Stock shall reflect a rounding down to the nearest share of New Common Stock.

     13.03. COMPLIANCE WITH TAX REQUIREMENTS. In connection with each distribution with respect to which the filing of an information return (such as an Internal Revenue Service Form 1099 or 1042) and/or withholding is required, Reorganized Grand Union shall file such information return with the Internal Revenue Service and provide any required statements in connection therewith to the recipients of such distribution, and/or effect any such withholding and deposit all moneys so withheld as required by law. With respect to any Entity from whom a tax identification number, certified tax identification number or other tax information required by law to avoid withholding has not been received by Reorganized Grand Union, Reorganized Grand Union shall withhold the amount required and distribute the balance to such Entity.

     13.04. PERSONS DEEMED HOLDERS OF REGISTERED SECURITIES. Except as otherwise provided herein and subject to Section 12.02, the Debtor and Reorganized Grand Union (or their designee) shall be entitled to treat the record holder of a registered security as the holder of the Claim or Interest in respect thereof for purposes of all notices, payments or other distributions under this Plan unless the Debtor or Reorganized Grand Union, as the case may be, shall have received written notice specifying the name and address of any new holder thereof (and the nature and amount of the interest of such new holder) at least ten (10) Business Days prior to the date of such notice, payment or other distribution. In the event of any dispute regarding the identity of any party entitled to any payment or distribution in respect of any Claim under this Plan, no payments or distributions will be made in respect of such Claim until the Bankruptcy Court resolves that dispute pursuant to a Final Order.

     13.05. ALLOCATION BETWEEN PRINCIPAL AND ACCRUED INTEREST. Except as specifically provided in this Plan, on the Effective Date, the aggregate consideration paid to Creditors in respect of their Claims shall be treated as allocated between the principal amount of such Claims and the accrued interest thereon, in proportion to the relative amounts thereof.

     13.06. DISTRIBUTION OF UNCLAIMED PROPERTY. Any distribution of property under this Plan that is unclaimed after two years following the Effective Date shall irrevocably revert to Reorganized Grand Union.

                                ARTICLE FOURTEEN

                          RESOLUTION OF DISPUTED CLAIMS

     14.01. OBJECTIONS TO CLAIMS. Only Reorganized Grand Union shall have the authority to file objections to Claims after the Effective Date. Subject to an order of the Bankruptcy Court providing otherwise (the application for which may be made on an EX PARTE basis), the Debtor or Reorganized Grand Union may object to an Impaired Claim by filing an objection with the Bankruptcy Court and serving such objection upon the holder of such Claim not later than the Effective Date or 30 days after the Debtor or Reorganized Grand Union is served with a copy of the proof of claim of such Claim, whichever is later. Objections to Unimpaired Claims may be filed by Reorganized Grand Union at any time.

     14.02. PROCEDURE. Unless otherwise ordered by the Bankruptcy Court or agreed to by written stipulation of the Debtor or Reorganized Grand Union, or until the objection of the Debtor or Reorganized Grand Union is withdrawn, the Debtor or Reorganized Grand Union shall litigate the merits of each Disputed Claim until determined by a Final Order; PROVIDED, HOWEVER, subject to the approval of the Bankruptcy Court, if necessary, the Debtor or Reorganized Grand Union, as the case may be, may compromise and settle any objection to any Claim.

     14.03. PAYMENTS AND DISTRIBUTIONS WITH RESPECT TO DISPUTED CLAIMS. No payments or distributions shall be made in respect of a Disputed Claim until such Disputed Claim becomes an Ultimately Allowed Claim.

     14.04. TIMING OF PAYMENTS AND DISTRIBUTIONS WITH RESPECT TO DISPUTED CLAIMS. Subject to the provisions of this Plan, payments and distributions with respect to each Disputed Claim that becomes an Ultimately Allowed Claim, which would have otherwise been made had the Ultimately Allowed Claim been an Allowed Claim on the Effective Date shall be made within thirty days after the date that such Disputed Claim becomes an Ultimately Allowed Claim. Holders of Disputed Claims that become Ultimately Allowed Claims shall be bound, obligated and governed in all respects by the provisions of this Plan.

                                ARTICLE FIFTEEN
                  DISCHARGE, RELEASES AND SETTLEMENTS OF CLAIMS

     15.01. DISCHARGE OF ALL CLAIMS AND INTERESTS AND RELEASES. (a) Except as otherwise specifically provided by this Plan, the confirmation of this Plan (subject to the occurrence of the Effective Date) shall discharge the Debtor and Reorganized Grand Union from any debt (including, without limitation, Class 9 Claims and Claims related to Class 10 Interests) that arose before the Confirmation Date, and any debt of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not a proof of Claim is filed or is deemed filed, whether or not such Claim is Allowed, and whether or not the holder of such Claim has voted on this Plan.

          (b) Except as otherwise specifically provided by this Plan, the distributions and rights that are provided in this Plan shall be in complete satisfaction, discharge and release, effective as of the Confirmation Date (but subject to the occurrence of the Effective Date) of (i) all Claims and Causes of Action against, liabilities of, liens on, obligations of and Interests in the Debtor or Reorganized Grand Union or the direct or indirect assets and properties of the Debtor or Reorganized Grand Union, whether known or unknown, and (ii) all Causes of Action, whether known or unknown, either directly or derivatively through the Debtor or Reorganized Grand Union, against successors and assigns of the Debtor, Affiliates of the Debtor, and present and former stockholders, directors, officers, agents (including MTH), attorneys, advisors, financial advisors, investment bankers and employees of the Debtor based on the same subject matter as any Claim or Interest, in each case regardless of whether a proof of Claim or Interest was filed, whether or not Allowed and whether or not the holder of the Claim or Interest has voted on this Plan, or based on any act or omission, transaction or other activity or security, instrument or other agreement of any kind or nature occurring, arising or existing prior to the Effective Date that was or could have been the subject of any Claim or Interest, in each case regardless of whether a proof of Claim or Interest was filed, whether or not Allowed and whether or not the holder of the Claim or Interest has voted on this Plan.

          (c) Except as otherwise specifically provided by this Plan, any Entity accepting any distribution pursuant to this Plan shall be presumed conclusively to have released the Debtor, Reorganized Grand Union and any other Entity accepting any distribution pursuant to this Plan, successors and assigns of the Debtor and such Entities, Affiliates of the Debtor and such Entities, present and former stockholders, directors, officers, agents (including MTH), attorneys, advisors, financial advisors, investment bankers and employees of the Debtor and such Entities, and any Entity claimed to be liable derivatively through any of the foregoing, from any Cause of Action based on the same subject matter as the Claim or Interest on which the distribution is received. The release described in the preceding sentence shall be enforceable as a matter of contract against any Entity that accepts any distribution pursuant to this Plan.

          (d) On the Effective Date, the Debtor and the Debtor-In-Possession will be conclusively deemed to release all professionals retained by order of the Bankruptcy Court, MTH and all directors and officers of the Debtor holding such offices at any time during the period from and including the Petition Date through and including the Confirmation Date from all liability based upon any act or omission related to past service with, for or on behalf of the Debtor or the Debtor-In-Possession except for:

               (i) any indebtedness of any such person to the Debtor or Debtor-In-Possession for money borrowed by such person;

               (ii) any setoff or counterclaim the Debtor or Debtor-In-Possession may have or assert against any such person, provided that the aggregate amount thereof shall not exceed the aggregate amount of any Claims held or asserted by such person against the Debtor or Debtor-In-Possession, as the case may be;

               (iii) the uncollected amount of any claim made by the Debtor or Debtor-In-Possession (whether in a filed pleading, by letter or otherwise asserted in writing) prior to the Effective Date against such person which claim has not been adjudicated to Final Order, settled or compromised; or

               (iv) claims arising from the fraud, willful misconduct or gross negligence of such persons.

          (e) On the Confirmation Date, subject to the occurrence of the Effective Date, the Debtor shall be deemed to have released all Causes of Action against the New Banks, the holders of Senior Notes, or the holders of Senior Subordinated Notes, in their capacity as such.

          (f) Notwithstanding the foregoing, if and to the extent that the Bankruptcy Court concludes that the Plan cannot be confirmed due to the foregoing releases, then the Plan shall be deemed amended and the Plan may be confirmed with such portions excised so as to give effect as much as possible to the foregoing releases without precluding confirmation of the Plan.

The Releases embodied in this Plan are in addition to, and not in lieu of, any other release separately given, conditionally or unconditionally, by the Debtor or Debtor-In-Possession to any other person or entity.

     15.02. EXCULPATION. Neither Reorganized Grand Union nor any of its respective members, officers, directors, shareholders, employees, agents (including MTH), attorneys, accountants or other advisors, shall have or incur any liability to any holder of a Claim or Interest for any act or failure to act in connection with, or arising out of, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for any act or failure to act that constitutes willful misconduct or recklessness as determined pursuant to a Final Order, and in all respect, such Entities (a) shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan, and shall be fully protected from liability in acting or in refraining from action in accordance with such advice, and (b) shall be fully protected from liability with respect to any act or failure to act that is approved or ratified by the Bankruptcy Court.

     15.03.    INJUNCTION.  The satisfaction, release and discharge pursuant to
Section 15.01 of this Plan shall also act as an injunction against any Entity commencing or continuing any action, employment of process, or act to collect, offset or recover any Claim or Cause of Action satisfied, released or discharged under this Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.

     15.04. PRESERVATION OF RIGHTS. Notwithstanding any provision of this Plan or the Disclosure Statement, or any exhibit hereto or thereto, or the Confirmation Order, nothing herein or in the Disclosure Statement, in any exhibit hereto or thereto or in the Confirmation Order shall affect any rights preserved pursuant to Section 15.06 of this Plan.

     15.05. CLAIMS OF SUBORDINATION. (a) To the fullest extent permitted by applicable law, all Claims against and Interests in the Debtor, and all rights and claims between or among Creditors or holders of Interests relating in any manner whatsoever to Claims against or Interests in the Debtor, based on any contractual, legal or equitable subordination rights, shall be terminated on the Effective Date and discharged in the manner provided in this Plan, and all such Claims, Interests and rights so based and all such contractual, legal and equitable subordination rights to which any Entity may be entitled shall be irrevocably waived by the acceptance by such Entity (or, unless the Confirmation Order provides otherwise, the Class of which such Entity is a member) of this Plan or of any distribution pursuant to this Plan. Except as otherwise provided in this Plan and to the fullest extent permitted by applicable law, the rights afforded and the distributions that are made in respect of any Claims or Interests hereunder shall not be subject to levy, garnishment, attachment or like legal process by any Creditor or holder of an Interest by reason of any contractual, legal or equitable subordination rights, so that, notwithstanding any such contractual, legal or equitable subordination, each Creditor and holder of an Interest shall have and receive the benefit of the rights and distributions set forth in this Plan.

          (b) Pursuant to Bankruptcy Rule 9019, and any applicable state law, and as consideration for the distributions and other benefits provided under this Plan, the provisions of this Section 15.05 shall constitute a good faith compromise and settlement of any Causes of Action relating to the matters described in this Section 15.05 which could be brought by any holder of a Claim or Interest against or involving another holder of a Claim or Interest, which compromise and settlement is in the best interests of Creditors and holders of Interests and is fair, equitable and reasonable. This settlement shall be approved by the Bankruptcy Court as a settlement of all such Causes of Action. The Bankruptcy Court's approval of this settlement pursuant to Bankruptcy Rule 9019 and its finding that this is a good faith settlement pursuant to any applicable state law, including, without limitation, the laws of the states of New York, New Jersey and Delaware, given and made after due notice and opportunity for hearing, shall bar any such Cause of Action relating to the matters described in this Section 15.05 which could be brought by any holder of a Claim or Interest against or involving another holder of a Claim or Interest.

     15.06. SURVIVAL OF INDEMNIFICATION OBLIGATIONS. Notwithstanding anything to the contrary contained in this Plan, the obligations of the Debtor to indemnify its present or former directors, officers, agents (including MTH), employees and representatives holding such positions at any time during the period from and including the Petition Date through and including the Confirmation Date pursuant to its certificate of incorporation, bylaws, contractual obligations or any applicable laws in respect of all past, present and future actions, suits and proceedings against any of such directors, officers, agents, employees and representatives based upon any act or omission related to service with, for or on behalf of the Debtor or Debtor-In-Possession shall not be discharged or impaired by confirmation or consummation of this Plan, shall survive unaffected by the reorganization contemplated by this Plan and shall be performed and honored in full pursuant to the Debtor's and the Debtor-In-Possession's bylaws, certificates of incorporation, contractual obligations or applicable laws by Reorganized Grand Union regardless of and notwithstanding such confirmation, consummation and reorganization.

     15.07. PRESERVATION OF INSURANCE. The debtor's discharge and release as provided herein, except as necessary to be consistent with this Plan, shall not diminish or impair the enforceability of any insurance policies that may cover claims against the Debtor or any other person or entity.

                                ARTICLE SIXTEEN
                    CONFIRMATION AND CONSUMMATION OF THE PLAN

     16.01.    CONDITIONS TO CONFIRMATION.   The following conditions must occur
and be satisfied prior to confirmation of the Plan:

          (a) The Commitment Letter shall have been approved by the Bankruptcy Court;

          (b) The Post-Confirmation Credit Documents shall have been filed with the Bankruptcy Court;

          (c) The Debtor shall have received authority to execute, and the Bankruptcy Court shall have approved, the Post-Confirmation Credit Documents and all other documents necessary to effectuate the Post-Confirmation Credit Documents.

     16.02. CONDITIONS TO CONSUMMATION OF THE PLAN. The following conditions must occur and be satisfied or waived by the Debtor before this Plan is consummated:

          (a) ENTRY OF CONFIRMATION ORDER. Subject to Section 17.07 hereof, the Confirmation Order shall have become a Final Order;

          (b) REGULATORY APPROVAL. There shall have been obtained all regulatory approvals required in connection with the consummation of this Plan; and

          (c) NEW CREDIT AGREEMENT CONDITIONS. The Post-Confirmation Credit Documents shall be executed by all necessary parties thereto and all conditions to effectiveness of the Post-Confirmation Credit Documents shall have been satisfied or waived as provided therein, subject to the occurrence of the Effective Date.

                               ARTICLE SEVENTEEN
                            MISCELLANEOUS PROVISIONS

     17.01. BANKRUPTCY COURT TO RETAIN JURISDICTION. The business and assets of the Debtor shall remain subject to the jurisdiction of the Bankruptcy Court until the Effective Date. From and after the Effective Date, the Bankruptcy Court shall retain and have exclusive jurisdiction over Reorganized Grand Union and the Chapter 11 Case to the fullest extent permissible by law, including, but not limited to, for the purposes of determining all disputes and other issues presented by or arising under this Plan including, without limitation, exclusive jurisdiction to:

          (a) determine any and all disputes relating to Claims and the allowance and amount thereof; PROVIDED, HOWEVER, the Bankruptcy Court's jurisdiction shall be concurrent, not exclusive, after the Effective Date with respect to the enforcement or adjudication of any Unimpaired Claim,

          (b) determine any and all disputes among Creditors with respect to their Claims,

          (c) consider and allow any and all applications for compensation for professional services rendered and disbursements incurred in connection therewith,

          (d) determine any and all applications, motions, adversary proceedings and contested or litigated matters pending on the Effective Date and arising in or related to the Chapter 11 Case or this Plan,

          (e) remedy any defect or omission or reconcile any inconsistency in the Confirmation Order,

          (f) issue such orders, consistent with section 1142 of the Bankruptcy Code, as may be necessary to effectuate the consummation and full and complete implementation of this Plan,

          (g)  enforce and interpret any provisions of this Plan,

          (h) determine such other matters as may be set forth in the Confirmation Order or that may arise in connection with the implementation of this Plan, and

          (i) determine the final amounts allowable as compensation or reimbursement of expenses pursuant to section 503(b) of the Bankruptcy Code.

     17.02. BINDING EFFECT OF THIS PLAN. The provisions of this Plan shall be binding upon and inure to the benefit of the Debtor, Reorganized Grand Union, any holder of a Claim or Interest, their respective predecessors, successors, assigns, agents, officers and directors and any other Entity affected by this Plan.

     17.03. NONVOTING STOCK. In accordance with section 1123(a)(6) of the Bankruptcy Code, the certificate of incorporation of Reorganized Grand Union shall contain a provision prohibiting the issuance of nonvoting equity securities by Reorganized Grand Union.

     17.04. AUTHORIZATION OF CORPORATE ACTION. The entry of the Confirmation Order shall constitute authorization for the Debtor and Reorganized Grand Union to take or cause to be taken any corporate action necessary or appropriate to consummate the provisions of this Plan prior to and through the Effective Date (including, without limitation, the filing of or amending or restating the certificate of incorporation of Reorganized Grand Union), and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court. All matters provided for under the Plan involving the corporate structure of the Debtor and/or Reorganized Grand Union in connection with the Plan, and any corporate action required by the Debtor and/or Reorganized Grand Union in connection with the Plan, shall be deemed to have occurred and shall be in effect pursuant to section 303 of the Delaware General Corporation Law and the Bankruptcy Code, without any requirement of further action by the stockholders or directors of the Debtor and/or Reorganized Grand Union. On the Effective Date, the appropriate officers of Reorganized Grand Union and members of the Post Reorganization Board are authorized and directed to execute and deliver the agreements, documents and instruments contemplated by the Plan and the Disclosure Statement in the name of and on behalf of Reorganized Grand Union.

     17.05. RETIREE BENEFITS. On and after the Effective Date, Reorganized Grand Union shall continue to pay all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, to the extent required by section 1129(a)(13) of the Bankruptcy Code, without prejudice to Reorganized Grand Union's rights under applicable non-bankruptcy law to modify, amend or terminate the foregoing arrangements.

     17.06. WITHDRAWAL OF THIS PLAN. The Debtor reserves the right, at any time prior to the entry of the Confirmation Order, to revoke or withdraw this Plan. If the Debtor revokes or withdraws this Plan or if the Confirmation Date does not occur, then this Plan will be deemed null and void.

     17.07. FINAL ORDER. Any requirement in the Plan for a Final Order may be waived by the Debtor upon written notice to the Bankruptcy Court; provided, however, that nothing contained herein shall prejudice the right of any party in interest to seek a stay pending appeal with respect to such Final Order.

     17.08. METHOD OF NOTICE. All notices required to be given under this Plan, if any, shall be in writing and shall be sent by first class mail, postage prepaid, or by overnight courier:

               If to the Debtor to:

               The Grand Union Company

               201 Willowbrook Boulevard
               Wayne, New Jersey  07470
               Attn:  Mr. Francis E. Nicastro
               (201) 890-6000

               with copies to:

               Willkie Farr & Gallagher
               One Citicorp Center
               153 East 53rd Street
               New York, New York  10022-4677
               Attn:  Myron Trepper
                      Barry N. Seidel
               (212) 821-8000

               and

               Young, Conaway Stargatt & Taylor
               11th Fl. - Rodney Square North
               P.O. Box 391
               Wilmington, Delaware  19899-0391
               Attn:  James L. Patton, Jr.
                      Laura Davis Jones
               (302) 571-6600


Any of the above may, from time to time, change its address for future notices and other communications hereunder by filing a notice of the change of address with the Bankruptcy Court. Any and all notices given under this Plan shall be effective when received.

     17.09. DISSOLUTION OF ANY COMMITTEE. On the later to occur of (i) thirty days after the Effective Date, and (ii) the date that all distributions required to be made pursuant to this Plan on the Effective Date are in fact made, all Committees shall cease to exist and its members and employees or agents (including, without limitation, attorneys, investment bankers, financial advisors, accountants and other professionals) shall be released and discharged from all further authority, duties, responsibilities and obligations relating to, arising from or in connection with the Chapter 11 Case.

     17.10. CONTINUED CONFIDENTIALITY OBLIGATIONS. Pursuant to the terms thereof, members of and advisors to any Committee or Informal Committee, any other holder of a Claim or Interest and their respective predecessors and successors shall continue to be obligated and bound by the terms of any confidentiality agreement executed by them in connection with the Chapter 11 Case, to the extent that such agreement, by its terms, may continue in effect after the Confirmation Date.

     17.11. AMENDMENTS AND MODIFICATIONS TO PLAN. This Plan may be altered, amended or modified by the Debtor, before or after the Confirmation Date, as provided in section 1127 of the Bankruptcy Code.

     17.12. TIME. Unless otherwise specified herein, in computing any period of time prescribed or allowed by the Plan, the day of the act or event from which the designated period begins to run shall not be included. The last day of the period so computed shall be included, unless it is not a Business Day, in which event the period runs until the end of the next succeeding day which is a Business Day.

     17.13. SECTION 1146 EXEMPTION. To the extent permitted by section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any security under the Plan, or the execution, delivery or recording of an instrument of transfer pursuant to, in implementation of or as contemplated by the Plan, or the revesting, transfer or sale of any real property of the Debtor pursuant to, in implementation of or as contemplated by the Plan shall not be taxed under any state or local law imposing a stamp tax, transfer tax or similar tax or fee. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.

     17.14. SEVERABILITY. If any provision of the Plan is determined to be unenforceable, such determination shall not limit or affect the enforceability and operative effect of any other provisions of the Plan. To the extent any provision of the Plan would, by its inclusion in the Plan, prevent or preclude the Bankruptcy Court from entering the Confirmation Order, the Bankruptcy Court, on the request of the Debtor, may modify or amend such provision, in whole or in part, as necessary to cure any defect or remove any impediment to the confirmation of the Plan existing by reason of such provision.


Dated:    Wilmington, Delaware
          February 6, 1995

                                   Respectfully submitted,

                                   THE GRAND UNION COMPANY



                                   By: /s/
                                       ---------------------------------
                                        An Officer


WILLKIE FARR & GALLAGHER
Co-counsel for Debtor and
  Debtor-In-Possession
One Citicorp Center
153 East 53rd Street
New York, New York  10022-4677
(212) 820-8000


By:  /s/ MYRON TREPPER
     ---------------------------
     Myron Trepper (MT-2636)
     Barry N. Seidel (BNS-1945)
     A Member of the Firm

          - and -

YOUNG, CONAWAY, STARGATT
  & TAYLOR
Co-counsel for Debtor and
  Debtor-In-Possession
11th Fl.-Rodney Square North
P.O. Box 391
Wilmington, Delaware 19899-0391
(302) 571-6642


By:  /s/ JAMES L. PATTON, JR.
     ---------------------------
     James L. Patton, Jr. (#2202)
     Laura Davis Jones (#2436)
     A Member of the Firm